Exhibit 99.1

BRINKER INTERNATIONAL REPORTS INCREASES IN SECOND QUARTER FISCAL 2013 EPS

AND COMPARABLE RESTAURANT SALES

DALLAS (Jan. 22, 2013) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal second quarter ended Dec. 26, 2012.

Highlights include the following:

•	Earnings per diluted share, excluding special items, increased 6.4 percent to $0.50 compared to $0.47 for the second quarter of fiscal 2012 (see non-GAAP reconciliation below)

•	On a GAAP basis, earnings per diluted share increased 13.6 percent to $0.50 compared to $0.44 for the second quarter of fiscal 2012

•

Chili’s comparable restaurant sales increased 1.0 percent, representing the seventh consecutive quarterly increase. Chili’s comparable restaurant sales increased 1.6 percent after adjusting for holiday timing.

•

Maggiano’s comparable restaurant sales increased 0.6 percent, representing the 12th consecutive quarterly increase. Maggiano’s comparable restaurant sales increased 1.5 percent after adjusting for holiday timing.

•	Company sales increased 1.1 percent to $669.1 million and restaurant operating margin[1] improved approximately 30 basis points to 15.7 percent from 15.4 percent

•	The company repurchased approximately 1.5 million shares of its common stock for $45.1 million in the second quarter

•	The company paid a dividend of 20 cents per share in the second quarter, an increase of 25 percent over the prior year second quarter

•	For the first six months of fiscal 2013, cash flows provided by operating activities were $131.3 million and capital expenditures totaled $69.8 million

“Brinker continued to take market share again this quarter, as we delivered our eighth consecutive quarter of positive sales growth, despite fewer holiday days in the quarter versus last year,” said Wyman Roberts, President and Chief Executive Officer. “This demonstrates that our strategies designed to strengthen our margins, reinvest in our restaurants, and focus on differentiated food and service initiatives are working, as we continue to track to our goal of doubling EPS.”

[1]	Effective for the fiscal first quarter ended Sept. 26, 2012, revenues are reported in two separate captions—Company sales and Franchise and other revenues. Restaurant operating margin is now defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses.

Table 1: Monthly and Q2 comparable restaurant sales

Q2 13 and Q2 12, company-owned, reported brands and franchise; percentage

	Oct	Nov	Dec	Q2 13		Q2 12
Brinker International	0.9	1.6	0.4	0.9	[1]	1.7
Chili’s Company-Owned
Comparable Restaurant Sales	0.8	2.0	0.2	1.0	[1]	1.4
Pricing Impact	1.4	1.5	2.0	1.6		1.1
Mix-Shift	0.8	0.9	2.0	1.3		(0.8)
Traffic	(1.4)	(0.4)	(3.8)	(1.9)		1.1
Maggiano’s
Comparable Restaurant Sales	1.2	(0.7)	1.1	0.6	[1]	2.8
Pricing Impact	2.3	1.5	2.6	2.3		1.8
Mix-Shift	0.5	0.2	1.5	0.7		0.4
Traffic	(1.6)	(2.4)	(3.0)	(2.4)		0.6

Franchise[2]				2.4		2.6
Domestic Comparable Restaurant Sales				2.2		1.7
International Comparable Restaurant Sales				2.7		4.8
System-wide[3]				1.5		2.0

[1]

Comparable restaurant sales can be affected by the timing of holidays as well as calendar or trading day shifts. Christmas occurred on Tuesday this year and as a result, there were fewer school and business vacation days in the current quarter compared to the prior year. Adjusting for the change in holiday timing, Brinker comparable restaurant sales were 1.5%, Chili’s comparable restaurant sales were 1.6% and Maggiano’s comparable restaurant sales were 1.5% for the current quarter.

[2]

Revenues generated by franchisees are not included in revenues on the consolidated statements of income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchisee comparable restaurants revenues provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

[3]	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchisee operated restaurants.

Quarterly Operating Performance

CHILI’S second quarter company sales of $563.3 million represent a 1.2 percent increase from $556.5 million in the prior year period driven by increased menu prices and favorable mix shift. Chili’s operating margin improved compared to the prior year primarily due to improved cost of sales. Cost of sales as a percentage of company sales was favorably impacted by increased menu pricing and favorable commodity pricing on produce and poultry, partially offset by unfavorable commodity pricing and product mix primarily related to beef and pork. Restaurant labor was negatively impacted by increased employee health insurance claims and increased overtime incurred to support the installation of new kitchen equipment, partially offset by sales leverage related to higher revenue and improved labor productivity from the installation of the equipment.

MAGGIANO’S second quarter company sales of $105.8 million increased 0.6 percent, primarily driven by menu pricing and mix. Restaurant operating margin improved compared to prior year primarily due to improved cost of sales. Cost of sales was favorably impacted by decreased commodity usage from efforts to reduce waste, increased menu pricing and menu item changes. Restaurant operating margin was negatively impacted by higher workers’ compensation insurance expenses, partially offset by lower repair and maintenance expense, utilities expense and sales leverage on fixed costs related to higher revenue.

FRANCHISE AND OTHER revenues totaled $20.6 million for the quarter, an increase of 2.0 percent over the prior year driven primarily by an increase in royalty revenues. International franchise comparable restaurant sales increased 2.7 percent while domestic franchise comparable restaurant sales increased 2.2 percent. Brinker franchisees generated approximately $401 million in sales1 for the second quarter of fiscal 2013.

Other

Depreciation and amortization expense increased $1.8 million for the quarter primarily due to investments in existing restaurants and asset replacements, partially offset by an increase in fully depreciated assets.

Interest expense increased $0.6 million for the quarter as a result of higher borrowing balances.

Excluding the impact of special items, the effective income tax rate increased to 32.7 percent in the current quarter from 29.7 percent in the same quarter last year. On a GAAP basis, the effective income tax rate increased to 32.7 percent in the current quarter as compared to 29.0 percent in the same quarter last year. The increase in the income tax rates was driven primarily by increased earnings and the temporary expiration of employment tax credits.

Non-GAAP Reconciliation

The company believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Table 2: Reconciliation of net income excluding special items

Q2 13 and Q2 12; $ millions and $ per diluted share after-tax

	Q2 13	EPS Q2 13	Q2 12	EPS Q2 12
Net Income	37.2	0.50	35.7	0.44
Other (Gains) and Charges[1]	0.1	0.00	2.5	0.03

Net Income excluding Special Items	37.3	0.50	38.2	0.47

1	Pre-tax Other gains and charges was $0.2 million and $4.0 million in the second quarter of fiscal 2013 and 2012, respectively.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

[1]	Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CST today (Jan. 22). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Feb. 19, 2013.

Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

-	SEC Form 10-Q for second quarter fiscal 2013 filing on or before Feb. 4, 2013; and
-	Third quarter earnings release, before market opens, April 23, 2013.

About Brinker

Brinker International Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,593 restaurants under the names Chili’s® Grill & Bar (1,549 restaurants) and Maggiano’s Little Italy® (44 restaurants).

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

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BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 26,	Dec. 28,	Dec. 26,	Dec. 28,
	2012	2011	2012	2011
Revenues:
Company sales	$669,129	$661,710	$1,332,797	$1,309,465
Franchise and other revenues (a)	20,635	20,194	40,474	40,841

Total revenues	689,764	681,904	1,373,271	1,350,306

Operating Costs and Expenses:
Company restaurants
Cost of sales	184,591	185,189	369,286	366,807
Restaurant labor	217,177	214,317	436,043	430,262
Restaurant expenses	162,191	160,077	325,244	325,642

Company restaurant expenses	563,959	559,583	1,130,573	1,122,711
Depreciation and amortization	32,979	31,153	65,608	62,336
General and administrative	31,030	31,215	68,303	64,034
Other gains and charges (b)	230	4,033	677	5,718

Total operating costs and expenses	628,198	625,984	1,265,161	1,254,799

Operating income	61,566	55,920	108,110	95,507
Interest expense	7,066	6,509	13,955	13,557
Other, net	(726)	(854)	(1,523)	(1,946)

Income before provision for income taxes	55,226	50,265	95,678	83,896
Provision for income taxes	18,049	14,591	30,637	24,601

Net income	$37,177	$35,674	$65,041	$59,295

Basic net income per share	$0.51	$0.45	$0.89	$0.73

Diluted net income per share shares outstanding	$0.50	$0.44	$0.86	$0.72

Basic weighted average shares outstanding	72,560	79,840	73,232	80,792

Diluted weighted average shares outstanding	74,720	81,655	75,639	82,619

(a)	Franchise and other revenues includes royalties, development fees and franchise fees, banquet service charge income, and gift card activity (breakage and discounts).

(b)	Other gains and charges includes:

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 26,	Dec. 28,	Dec. 26,	Dec. 28,
	2012	2011	2012	2011
Restaurant impairment charges	$661	$1,098	$661	$1,098
Restaurant closure charges	2,148	2,395	2,582	3,122
Gain on sale of assets, net	(2,349)	4	(2,350)	(1,340)
Other	(230)	536	(216)	2,838

	$230	$4,033	$677	$5,718

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Dec. 26,	June 27,
	2012	2012
	(Unaudited)
ASSETS
Current assets	$262,604	$194,846
Net property and equipment (a)	1,037,976	1,043,564
Total other assets	200,626	197,662

Total assets	$1,501,206	$1,436,072

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$27,462	$27,334
Current liabilities	403,922	374,415
Long-term debt, less current installments	684,171	587,890
Other liabilities	132,668	136,560
Total shareholders’ equity	252,983	309,873

Total liabilities and shareholders’ equity	$1,501,206	$1,436,072

(a)	At Dec. 26, 2012, the company owned the land and buildings for 189 of the 867 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $141.1 million and $120.0 million, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Dec. 26,	Dec. 28,
	2012	2011
Cash Flows From Operating Activities:

Net income	$65,041	$59,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,608	62,336
Restructure charges and other impairments	3,027	4,898
Stock-based compensation	9,314	6,449
Net (gain) loss on disposal of assets	(96)	573
Changes in assets and liabilities	(11,617)	(19,306)

Net cash provided by operating activities	131,277	114,245

Cash Flows from Investing Activities:
Payments for property and equipment	(69,752)	(53,475)
Proceeds from sale of assets	5,335	4,279
Investment in equity method investees	—	(912)

Net cash used in investing activities	(64,417)	(50,108)

Cash Flows from Financing Activities:
Purchases of treasury stock	(131,445)	(125,638)
Borrowings on revolving credit facility	110,000	—
Payments of dividends	(27,677)	(25,073)
Proceeds from issuances of treasury stock	22,515	16,649
Payments on long-term debt	(13,190)	(5,625)
Excess tax benefits from stock-based compensation	6,939	792
Proceeds from issuance of long-term debt	—	70,000
Payments for deferred financing costs	—	(1,620)

Net cash used in financing activities	(32,858)	(70,515)

Net change in cash and cash equivalents	34,002	(6,378)
Cash and cash equivalents at beginning of period	59,103	81,988

Cash and cash equivalents at end of period	$93,105	$75,610

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Second Quarter Net Openings/(Closings) Fiscal 2013	Total Restaurants Dec. 26, 2012	Projected Openings Fiscal 2013
Company-Owned Restaurants:
Chili’s	2	823	—
Maggiano’s	—	44	—

	2	867	—

Franchise Restaurants:
Chili’s	(1)	452	2
International (a)	7	274	30-35

	6	726	32-37

Total Restaurants:
Chili’s	1	1,275	2
Maggiano’s	—	44	—
International (a)	7	274	30-35

	8	1,593	32-37

(a)	At Dec. 26, 2012, international franchise restaurants by brand were 274 Chili’s.

FOR ADDITIONAL INFORMATION, CONTACT:

TONY LADAY

INVESTOR RELATIONS

(972) 770-8890

6820 LBJ FREEWAY

DALLAS, TEXAS 75240